EXHIBIT 10.6A

FIRST AMENDMENT TO LEASE

This First Amendment to Lease is dated March 1, 2003 between R2H2 LLC, a Washington limited liability company (“Landlord”), and Jones Soda Co. (formerly known as “Urban Juice & Soda Company”), a Washington Corporation (“Tenant”).

By written Lease Agreement dated March 14, 2000, Tenant leased from Landlord approximately 7,989 square feet of rentable space located at 234 – 9th Avenue North, Seattle, Washington 98109. Such documents are hereinafter jointly referred to as the “Lease.” The Lease expired February 28, 2003.

Landlord and Tenant now wish to extend the term of the Lease on the following terms and conditions:

1.	Defined Terms. As used herein, all defined terms shall have the meanings as set forth in the Lease.

2.	Term. Section 1.9 “TERM” shall be amended as follows:

The Term of this Lease shall be extended for two (2) years commencing on March 1, 2003 and ending on February 28, 2005.

3.	Fixed Rent. Section 1.5 “FIXED RENT” shall be amended as follows:

Commencing on March 1, 2003 the monthly Fixed Rent for the period from March 1, 2003 to February 28, 2005 shall be $6,657.50 per month.

4.	Free Products. A new Section 13.9 “FREE JONES SODA PRODUCTS” shall be added as follows

The parties agree that during the Term from March 1, 2003 to February 28, 2005, the Tenant shall deliver to the Landlord on the first day of each month, 5 cases of mixed Jones Soda products at no cost to the Landlord.

5.	Nonmodification. Except as set forth herein, the Lease shall remain in full force and effect and is unmodified.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above.

LANDLORD R2H2 LLC		TENANT JONES SODA CO.

By:	/s/ Scott Redman	By:	/s/ Jennifer L. Cue
Name:	Scott Redman, Managing Member	Name:	Jennifer L. Cue